LARGO RESOURCES LTD.

(the "Company")

STOCK OPTION PLAN

1. STATEMENT OF PURPOSE

1.1 Principal Purposes - The principal purposes of the Plan are to provide the Company with the advantages of the incentive inherent in share ownership on the part of employees, officers, directors and consultants responsible for the continued success of the Company; to create in such individuals a proprietary interest in, and a greater concern for, the welfare and success of the Company; to encourage such individuals to remain with the Company; and to attract new employees, officers, directors and consultants to the Company.

1.2 Benefit to Shareholders - The Plan is expected to benefit shareholders by enabling the Company to attract and retain skilled and motivated personnel by offering such personnel an opportunity to share in any increase in value of the Shares resulting from their efforts.

2. INTERPRETATION

2.1 Defined Terms - For the purposes of this Plan, the following terms shall have the following meanings:

(a) "Act" means the Securities Act (Ontario), as amended from time to time;

(b) "Associate" shall have the meaning ascribed to such term in the Act;

(c) "Board" means the Board of Directors of the Company;

(d) "Change in Control" means:

(i) a takeover bid (as defined in the Act), which is successful in acquiring Shares,

(ii) the change of control of the Board resulting from the election by the members of the Company of less than a majority of the persons nominated for election by management of the Company,

(iii) the sale of all or substantially all the assets of the Company,

(iv) the sale, exchange or other disposition of a majority of the outstanding Shares in a single transaction or series of related transactions,

(v) the dissolution of the Company's business or the liquidation of its assets,

(vi) a merger, amalgamation or arrangement of the Company in a transaction or series of transactions in which the Company's shareholders receive less than 51% of the outstanding shares of the new or continuing corporation, or

(vi) the acquisition, directly or indirectly, through one transaction or a series of transactions, by any Person, of an aggregate of more than 50% of the outstanding Shares;

(e) "Committee" means a committee of the Board appointed in accordance with this Plan, or if no such committee is appointed, the Board itself;

(f) "Company" means Largo Resources Ltd. a company incorporated under the laws of the Province of Ontario;

(g) "Consultant" means an individual, other than an Employee, senior officer or director of the Company or a Subsidiary Company, or a Consultant Company, who;

(i) provides ongoing consulting, technical, management or other services to the Company or a Subsidiary Company, other than services provided in relation to a distribution of the Company's securities,

(ii) provides the services under a written contract between the Company or a Subsidiary Company and the individual or Consultant Company,

(iii) in the reasonable opinion of the Company spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Subsidiary Company, and

(iv) has a relationship with the Company or a Subsidiary Company that enables the individual or Consultant Company to be knowledgeable about the business and affairs of the Company;

(h) "Consultant Company" means, for an individual Consultant, a company of which the individual is an employee or shareholder, or a partnership of which the individual is an employee or partner;

(i) "Date of Grant" means the date specified in the Option Agreement as the date on which the Option is effectively granted;

(j) "Disability" means any disability with respect to an Optionee which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Optionee from:

(i) being employed or engaged by the Company, a Subsidiary Company or another employer, in a position the same as or similar to that in which he was last employed or engaged by the Company or a Subsidiary Company; or

(ii) acting as a director or officer of the Company or a Subsidiary Company;

(k) "Disinterested Shareholder Approval" means an ordinary resolution approved by a majority of the votes cast by members of the Company at a shareholders' meeting, excluding votes attaching to Shares beneficially owned by Insiders to whom Options may be granted and Associates of those persons;

(l) "Effective Date" means the effective date of this Plan, which is the later of the day of its approval by the shareholders of the Company and the day of its acceptance for filing by the Exchange if such acceptance for filing is required under the rules or policies of the Exchange;

(m) "Eligible Person" means:

(i) an Employee, senior officer or director of the Company or any Subsidiary Company,

(ii) a Consultant,

(iii) an individual providing Investor Relations Activities for the Company; or

(iv) a company, all of the voting securities of which are beneficially owned by one or more of the persons referred to in (i), (ii) or (iii) above.

(n) "Employee" means:

(i) an individual who is considered an employee under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and CPP deductions must be made at source),

(ii) an individual who works full-time for the Company or a Subsidiary Company providing services normally provided by an employee and who is subject to the same control and direction by the Company or a Subsidiary Company over the details and methods of work as an employee of the Company or a Subsidiary Company, but for whom income tax deductions are not made at source,

(iii) an individual who works for the Company or a Subsidiary Company, on a continuing and regular basis for a minimum amount of time per week, providing services normally provided by an employee and who is subject to the same control and direction by the Company or a Subsidiary Company over the details and methods of work as an employee of the Company or a Subsidiary Company, but for whom income tax deductions are not made at source;

(o) "Exchange" means the stock exchange or over the counter market on which the Shares are listed;

(p) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

(q) "Fair Market Value" means, where the Shares are listed for trading on an Exchange, the last closing price of the Shares before the Date of Grant on the Exchange which is the principal trading market for the Shares, as may be determined for such purpose by the Committee, provided that, so long as the Shares are listed only on the TSXVE, the "Fair Market Value" shall not be lower than the last closing price of the Shares before the Date of Grant less the maximum discount permitted under the policies of the TSXVE;

(r) "Guardian" means the guardian, if any, appointed for an Optionee;

(s) "Insider" shall have the meaning ascribed to such term in the Act;

(t) "Investor Relations Activities" means any activities or oral or written communications, by or on behalf of the Company or a shareholder of the Company that promote or reasonably could be expected to promote the purchase or sale of securities of the Company, but does not include:

(i) the dissemination of information provided, or records prepared, in the ordinary course of business of the Company

(A) to promote the sale of products or services of the Company, or

(B) to raise public awareness of the Company, that cannot reasonably be considered to promote the purchase or sale of securities of the Company,

(ii) activities or communications necessary to comply with the requirements of

(A) applicable securities laws,

(B) the rules and policies of the TSXVE, if the Shares are listed only on the TSXVE, or the by-laws, rules or other regulatory instruments of any other self-regulatory body or exchange having jurisdiction over the Company,

(iii) communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if

(A) the communication is only through the newspaper, magazine or publication and

(B) the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer, or
(iv) activities or communications that may be otherwise specified by the TSXVE, if the Shares are listed only on the TSXVE;

(u) "Non-Executive Director" means a director of the Company that is not also an executive of the Company;

(v) "Option" means an option to purchase unissued Shares granted pursuant to the terms of this Plan;

(w) "Option Agreement" means a written agreement between the Company and an Optionee specifying the terms of the Option being granted to the Optionee under the Plan;

(x) "Option Price" means the exercise price per Share specified in an Option Agreement, adjusted from time to time in accordance with the provisions of Sections 6.3 and 10;

(y) "Optionee" means an Eligible Person to whom an Option has been granted;

(z) "Person" means a natural person, company, government or political subdivision or agency of a government; and where two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer, such syndicate or group shall be deemed to be a Person;

(aa) "Plan" means this 2011 Stock Option Plan of the Company;

(bb) "Qualified Successor" means a person who is entitled to ownership of an Option upon the death of an Optionee, pursuant to a will or the applicable laws of descent and distribution upon death;

(cc) "Shares" means the common shares in the capital of the Company as constituted on the Date of Grant, adjusted from time to time in accordance with the provisions of Section 10;

(dd) "Subsidiary Company" shall mean a company which is a subsidiary of the Company;

(ee) "Term" means the period of time during which an Option may be exercised; and

(ff) "TSXVE" means the TSX Venture Exchange.

3. ADMINISTRATION

3.1 Board or Committee - The Plan shall be administered by the Board or by a Committee appointed in accordance with Section 3.2.

3.2 Appointment of Committee - The Board may at any time appoint a Committee, consisting of not less than three of its members, to administer the Plan on behalf of the Board in accordance with such terms and conditions as the Board may prescribe, consistent with this Plan. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint new members in their place, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan. In the absence of the appointment of a Committee by the Board, the Board shall administer the Plan.

3.3 Quorum and Voting - A majority of the members of the Committee shall constitute a quorum, and, subject to the limitations in this Section 3, all actions of the Committee shall require the affirmative vote of members who constitute a majority of such quorum. No member of the Committee who is a director to whom an Option may be granted may participate in the decision to grant such Option (but any such member may be counted in determining the existence of a quorum at any meeting of the Committee in which action is to be taken with respect to the granting of an Option to him).

3.4 Powers of Board and Committee - The Board shall from time to time authorize and approve the grant by the Company of Options under this Plan, and any Committee appointed under Section 3.2 shall have the authority to review the following matters in relation to the Plan and to make recommendations thereon to the Board;

(a) the administration of the Plan in accordance with its terms,

(b) the determination of all questions arising in connection with the administration, interpretation and application of the Plan, including all questions relating to the value of the Shares,

(c) the correction of any defect, supply of any information or reconciliation of any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan,

(d) the prescription, amendment and rescission of the rules and regulations relating to the administration of the Plan;

(e) the determination of the duration and purpose of leaves of absence from employment which may be granted to Optionees without constituting a termination of employment for purposes of the Plan,

(f) with respect to the granting of Options:

(i) the determination of the employees, officers, directors or consultants to whom Options will be granted, based on the eligibility criteria set out in this Plan,

(ii) the determination of the terms and provisions of the Option Agreement which shall be entered into with each Optionee (which need not be identical with the terms of any other Option Agreement) and which shall not be inconsistent with the terms of this Plan,

(iii) subject to Section 11, the amendment of the terms and provisions of an Option Agreement, provided the Board obtains:

(A) the consent of the Optionee, and

(B) if required, the approval of any stock exchange on which the Shares are listed,

(iv) the determination of when Options will be granted,

(v) the determination of the number of Shares subject to each Option,

(vi) the determination of the vesting schedule, if any, for the exercise of each Option, and

(vii) other determinations necessary or advisable for administration of the Plan.

3.5 Obtain Approvals - The Board will seek to obtain any regulatory, Exchange or shareholder approvals which may be required pursuant to applicable securities laws or Exchange rules.

3.6 Administration by Committee - The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan. In addition, the Committee's administration of the Plan shall in all respects be consistent with the Exchange policies and rules.

4. ELIGIBILITY

4.1 Eligibility for Options - Subject to Sections 4.2, 4.3 and 6.1, Options may be granted to any Eligible Person.

4.2 Insider Eligibility for Options - Notwithstanding Section 4.1:

(a) The number of securities issuable to insiders, at any time, under all security based compensation arrangements of the Company, cannot exceed 10% of issued and outstanding securities of the Company; and

(b) The number of securities issued to Insiders, within any one year period, under all security based compensation arrangements of the Company, cannot exceed 10% of issued and outstanding securities of the Company.

4.3 No Violation of Securities Laws - No Option shall be granted to any Optionee unless the Committee has determined that the grant of such Option and the exercise thereof by the Optionee will not violate the securities law of the jurisdiction in which the Optionee resides.

5. SHARES SUBJECT TO THE PLAN

5.1 Number of Shares - The maximum number of Shares issuable from time to time under the Plan is that number of Shares as is equal to 10% of the number of issued Shares at the Date of Grant of an Option. The maximum number of Shares issuable under the Plan shall be adjusted, where necessary, to take account of the events referred to in Section 10.

5.2 Expiry of Option - If an Option expires or terminates for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the purposes of the Plan.

5.3 Reservation of Shares - The Company will at all times reserve for issuance and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

6. OPTION TERMS

6.1 Option Agreement - Each Option granted to an Optionee shall be confirmed by the execution and delivery of an Option Agreement and the Board shall specify the following terms in each such Option Agreement:

(a) the number of Shares subject to option pursuant to such Option, subject to the following limitations if the Shares are listed only on the TSXVE:

(i) the number of Shares reserved for issuance pursuant to Options to any one Optionee shall not exceed 5% of the issued Shares in any 12-month period (unless the Company is designated as a "Tier 1" listed company by the TSXVE and has obtained Disinterested Shareholder Approval to exceed this number),

(ii) the number of Shares reserved for issuance pursuant to Options to any one Consultant shall not exceed 2% of the issued Shares in any 12-month period,

(iii) the aggregate number of Shares reserved for issuance pursuant to Options to Employees and those individuals conducting Investor Relations Activities shall not exceed 2% of the issued Shares in any 12-month period; and

(iv) notwithstanding any other restrictions in this Plan, the aggregate number of Shares reserved for issuance pursuant to Options to Non-Executive Directors under this Plan together with all other security based compensation arrangements of the Corporation, if any, shall not exceed 1% of the total number of issued and outstanding Shares (calculated on a non-diluted basis) and the annual award value of all awards shall not exceed $100,000 in value of equity per Non-Executive Director.

(b) the Date of Grant;

(c) the Term, provided that, if the Shares are listed only on the TSXVE, the length of the Term shall in no event be greater than five years following the Date of Grant, except, if the Company is designated as "Tier 1" listed company by the TSXVE or if the Shares are listed on the Toronto Stock Exchange, then the Term shall be no greater than ten years following the Date of Grant, for all Optionees;

(d) the Option Price, provided that the Option Price shall not be less than the Fair Market Value of the Shares on the Date of Grant;

(e) subject to Section 6.2 below, any vesting schedule upon which the exercise of an Option is contingent;

(f) if the Optionee is an Employee, Consultant or an individual providing Investor Relations Activities for the Company, a representation by the Company and the Optionee that the Optionee is a bona fide Employee, Consultant or an individual providing Investor Relations Activities for the Company, as the case may be, of the Company or a Subsidiary Company; and

(g) such other terms and conditions as the Board deems advisable and are consistent with the purposes of this Plan.

6.2 Vesting Schedule - The Board, as applicable, shall have complete discretion to set the terms of any vesting schedule of each Option granted, including, without limitation, discretion to:

(a) permit partial vesting in stated percentage amounts based on the Term of such Option; and

(b) permit full vesting after a stated period of time has passed from the Date of Grant.

6.3 Amendments to Options - Amendments to the terms of previously granted Options are subject to regulatory approval, if required, and the provisions of Section 11. If required by the Exchange, Disinterested Shareholder Approval shall be required for any reduction in the Option Price of a previously granted Option if the Optionee is an Insider of the Company at the time of the proposed reduction in the Option Price.

6.4 Uniformity - Except as expressly provided herein, nothing contained in this Plan shall require that the terms and conditions of Options granted under the Plan be uniform.

6.5 Extension of Options Expiring During Blackout Period - The term of previously granted Option shall be automatically extended by the Board or by a Committee appointed in accordance with Section 3.2 without shareholder approval where the expiration of such term occurs within a period of time during which a policy of the Company prevents Insiders from trading in the Shares ("Blackout Period") or within ten (10) days of the end of a Blackout Period and the new expiration date of such Options shall be the tenth (10th) business day following the end of the relevant Blackout Period. Shares under an Option which is not exercised or which is cancelled shall be available for subsequent options under the Plan. Such automatic extension may only be implemented provided that:

(a) The Blackout Period must be formally imposed by the Company pursuant to its internal trading policies as a result of the bona fide existence of undisclosed material information; and

(b) The Blackout Period must expire upon the general disclosure of the undisclosed material information; and

(c) The automatic extension of an Optionee's Options will not be permitted where the Optionee or the Company is subject to a cease trade order (or similar order under applicable securities laws) in respect of the Company's securities.

7. EXERCISE OF OPTION

7.1 Method of Exercise - Subject to any limitations or conditions imposed upon an Optionee pursuant to the Option Agreement or Section 6 hereof, an Optionee may exercise an Option by giving written notice thereof, specifying the number of Shares in respect of which the Option is exercised, to the Company at its principal place of business at any time after the Date of Grant until 4:00 p.m. (Toronto time) on the last day of the Term, such notice to be accompanied by full payment of the aggregate Option Price to the extent the Option is so exercised and an indication as to suitable arrangements made with the Corporation, in accordance with Section 15.7, for the receipt by the Corporation of an amount sufficient to satisfy any withholding tax requirements under applicable tax legislation in respect of the exercise of an Option (the "Withholding Obligations"). Such amounts shall be in lawful money (Canadian funds) by cash, cheque, bank draft or wire transfer. Payment by cheque made payable to the Company in the amount of the aggregate Option Price shall constitute payment of such Option Price unless the cheque is not honoured upon presentation, in which case the Option shall not have been validly exercised.

7.2 Issuance of Certificates - Not later than the third business day after exercise of an Option in accordance with Section 7.1, the Company shall issue and deliver to the Optionee a certificate or certificates evidencing the Shares with respect to which the Option has been exercised. Until the issuance of such certificate or certificates, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the certificate is issued, except as provided by Section 10 hereof.

7.3 Compliance with U.S. Securities Laws - As a condition to the exercise of an Option, the Board may require the Optionee to represent and warrant in writing at the time of such exercise that the Shares are being purchased only for investment and without any then-present intention to sell or distribute such Shares. At the option of the Board, a stop-transfer order against such Shares may be placed on the stock books and records of the Company and a legend, indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such Shares in order to assure an exemption from registration. The Board may also require such other documentation as may from time to time be necessary to comply with United States' federal and state securities laws. The Company has no obligation to undertake registration of Options or the Shares issuable upon the exercise of the Options.

8. TRANSFERABILITY OF OPTIONS

8.1 Non-Transferable/Legending - Except as permitted by applicable securities laws and the policies of the Exchange, and as provided otherwise in this Section 8, Options are non-assignable and non-transferable. If the Shares are listed only on the TSXVE, then, in addition to any resale restrictions under applicable securities laws, if the Company is, at the Date of Grant of an Option, designated as a "Tier 2" listed company by the TSXVE or, if the Company is not so designated but the Option Price is based on a discount from the last closing price of the Shares on the TSXVE, the Option Agreement and the certificates representing the Shares issued on the exercise of such Option shall bear the TSXVE legend with a four-month hold period commencing on the Date of Grant.

8.2 Death of Optionee - Subject to Section 8.3, if the employment of an Optionee as an Employee of, or the services of a Consultant providing services to, the Company or any Subsidiary Company, or the employment of an Optionee as an individual providing Investor Relations Activities, or the position of the Optionee as a director or senior officer of the Company or any Subsidiary Company, terminates as a result of such Optionee's death, any Options held by such Optionee shall pass to the Qualified Successor of the Optionee and shall be exercisable by such Qualified Successor until the earlier of a period of not more than one year following the date of such death and the expiry of the Term of the Option.

8.3 Disability of Optionee - If the employment of an Optionee as an Employee of, or the services of a Consultant providing services to, the Company or any Subsidiary Company, or the employment of an Optionee as an individual providing Investor Relations Activities for the Company, or the position of the Optionee as a director or senior officer of the Company or any Subsidiary Company, is terminated by reason of such Optionee's Disability, any Options held by such Optionee that could have been exercised immediately prior to such termination of employment or service shall be exercisable by such Optionee, or by his Guardian, for a period of not more than one year following the date of such following the termination of employment or service of such Optionee. If such Optionee dies within that period of not more than one year, any Option held by such Optionee that could have been exercised immediately prior to his or her death shall pass to the Qualified Successor of such Optionee, and shall be exercisable by the Qualified Successor until the earlier of a period of not more than one year following the death of such Optionee and the expiry of the Term of the Option.

8.4 Vesting - Options held by a Qualified Successor or exercisable by a Guardian shall, during the period prior to their termination, continue to vest in accordance with any vesting schedule to which such Options are subject.

8.5 Deemed Non-Interruption of Employment - Employment shall be deemed to continue intact during any military or sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, for so long as the Optionee's right to reemployment with the Company or any Subsidiary Company is guaranteed either by statute or by contract. If the period of such leave exceeds 90 days and the Optionee's reemployment is not so guaranteed, then the Optionee's employment shall be deemed to have terminated on the ninety-first day of such leave.

9. TERMINATION OF OPTIONS

9.1 Termination of Options - To the extent not earlier exercised or terminated in accordance with Section 8, an Option shall terminate at the earliest of the following dates:

(a) the termination date specified for such Option in the Option Agreement;

(b) where the Optionee's position as an Employee, a Consultant, a director or a senior officer of the Company or any Subsidiary Company, or an individual providing Investor Relations Activities for the Company, is terminated for cause, the date of such termination for cause;

(c) where the Optionee's position as an Employee, a Consultant, a director or a senior officer of the Company or any Subsidiary Company or an individual providing Investor Relations Activities for the Company terminates for a reason other than the Optionee's Disability or death or for cause, all vested Options shall terminate not more than 90 days after such date of termination or, if the Shares are listed only on the TSXVE and if the Company is designated as a "Tier 2" listed company by the TSXVE, then in the case of a person employed to provide Investor Relations Activities, all vested Options shall terminate not more than 30 days after such person ceases to be employed to provide Investor Relations Activities; provided that if an Optionee's position changes from one of the said categories to another category, such change shall not constitute termination or cessation for the purpose of this Subsection 9.1(c) (for greater certainty, any unvested Options and all rights to purchase Shares pursuant thereto shall immediately expire upon the date of termination); and

(d) the date of any sale, transfer, assignment or hypothecation, or any attempted sale, transfer, assignment or hypothecation, of such Option in violation of Section 8.1.

9.2 Lapsed Options - If Options are surrendered, terminate or expire without being exercised in whole or in part, new Options may be granted covering the Shares not purchased under such lapsed Options. If an Option has been surrendered in connection with the regranting of a new Option to the same Optionee on different terms than the original Option granted to such Optionee, then, if required, the new Option is subject to approval of the Exchange.

9.3 Exclusion From Severance Allowance, Retirement Allowance or Termination Settlement - If the Optionee retires, resigns or is terminated from employment or engagement with the Company or any Subsidiary Company, the loss or limitation, if any, pursuant to the Option Agreement with respect to the right to purchase Option Shares which were not vested at that time or which, if vested, were cancelled, shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Optionee.

10. ADJUSTMENTS TO OPTIONS

10.1 Alteration in Capital Structure - If there is any change in the Shares through or by means of a declaration of stock dividends of the Shares or consolidations, subdivisions or reclassifications of the Shares, or otherwise, the number of Shares available under the Plan, the Shares subject to any Option and the Option Price therefor shall be adjusted proportionately by the Board and, if required, approved by the Exchange, and such adjustment shall be effective and binding for all purposes of the Plan.

10.2 Effect of Amalgamation, Merger or Arrangement - If the Company amalgamates, merges or enters into a plan of arrangement with or into another corporation, any Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, merger or arrangement if the Optionee had exercised the Option immediately prior to the record date applicable to such amalgamation, merger or arrangement, and the exercise price shall be adjusted proportionately by the Board and such adjustment shall be binding for all purposes of the Plan.

10.3 Acceleration on Change in Control - Upon a Change in Control, all Options shall become immediately exercisable, notwithstanding any contingent vesting provisions to which such Options may have otherwise been subject.

10.4 Acceleration of Date of Exercise - Subject to the approval of the Exchange, if required, the Board shall have the right to accelerate the date of vesting of any portion of any Option which remains unvested.

10.5 Determinations to be Binding - If any questions arise at any time with respect to the Option Price or exercise price or number of Option Shares or other property deliverable upon exercise of an Option following an event referred to in this Section 10, such questions shall be conclusively determined by the Board, whose decisions shall be final and binding.

10.6 Effect of a Take-Over - If a bona fide offer (the "Offer") for Shares is made to an Optionee or to shareholders generally or to a class of shareholders which includes the Optionee, which Offer constitutes a take-over bid within the meaning of the Act, the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon any Option held by an Optionee may be exercised in whole or in part, notwithstanding any contingent vesting provisions to which such Options may have otherwise been subject, by the Optionee so as to permit the Optionee to tender the Shares received upon such exercise (the "Optioned Shares") to the Offer. If:

(a) the Offer is not completed within the time specified therein; or

(b) all of the Optioned Shares tendered by the Optionee pursuant to the Offer are not taken up and paid for by the offeror pursuant thereto; the Optioned Shares or, in the case of clause (b) above, the Optioned Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Shares and with respect to such returned Optioned Shares, the Option shall be reinstated as if it had not been exercised. If any Optioned Shares are returned to the Company under this Section, the Company shall refund to the Optionee any Option Price paid for such Optioned Shares.

11. APPROVAL, TERMINATION AND AMENDMENT OF PLAN

11.1 Shareholder Approval - This Plan, if the Shares are listed only on the TSXVE, is subject to Disinterested Shareholder Approval on a yearly basis at the Company's next ensuing annual general meeting.

11.2 Power of Board to Terminate or Amend Plan - Subject to the approval of the Exchange, if required, the Board may terminate, suspend or discontinue the Plan at any time or amend or revise the terms of the Plan; provided, however, that, except as provided in Section 10, the Board may not do any of the following without obtaining, within 12 months either before or after the Board§ adoption of a resolution authorizing such action, approval by the Company's shareholders at a meeting duly held in accordance with the applicable corporate laws:

(a) amend the amendment provisions of the Plan

(b) increase the maximum number of Shares which may be issued under the Plan;

(c) materially modify the requirements as to eligibility for participation in the Plan, including but not limited to any extension of eligibility to participate in the Plan to Non-Executive Directors, including any amendment to Section 6.1(a)(iv) which may increase the limits imposed on Non-Executive Directors' participation in the Plan;

(d) materially increase the benefits accruing to participants under the Plan, including but not limited to any reduction in the exercise price of Options, any extension of the Term of Options and any amendment to the method of determining the subscription price of Options;

(e) any amendment permitting any Option granted under the Plan to be transferrable or assignable other than as provided for in Section 8; and

(f) any such other matters that may require shareholder approval under the policies of the Exchange; however, the Board may amend the terms of the Plan to comply with the Exchange policies or the requirements of any applicable regulatory authority without obtaining the approval of the Company's shareholders.

11.3 No Grant During Suspension of Plan - No Option may be granted during any suspension, or after termination, of the Plan. Amendment, suspension or termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted.

12. CONDITIONS PRECEDENT TO ISSUANCE OF SHARES

12.1 Compliance with Laws - Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, any applicable United States' state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations thereunder and the requirements of any Exchange or automated interdealer quotation system of a registered national securities association upon which such Shares may then be listed or quoted, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such Shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any Shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any Shares under this Plan, shall relieve the Company of any liability with respect to the non-issuance or sale of such Shares other than with respect to a refund of any Option Price paid.

13. USE OF PROCEEDS

13.1 Use of Proceeds = Proceeds from the sale of Shares pursuant to the Options granted and exercised under the Plan shall constitute general funds of the Company and shall be used for general corporate purposes, or as the Board otherwise determines.

14. NOTICES

14.1 Notices - All notices, requests, demands and other communications required or permitted to be given under this Plan and the Options granted under this Plan shall be in writing and shall be either delivered personally to the party to whom notice is to be given, in which case notice shall be deemed to have been duly given on the date of such personal delivery; telecopied, in which case notice shall be deemed to have been duly given on the date the telecopy is sent; or mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, and addressed to the party at his or its most recent known address, in which case such notice shall be deemed to have been duly given on the tenth postal delivery day following the date of such mailing.

15. MISCELLANEOUS PROVISIONS

15.1 No Obligations to Exercise - Optionees shall be under no obligation to exercise Options granted under this Plan.

15.2 No Obligation to Retain Optionee - Nothing contained in this Plan shall obligate the Company or any Subsidiary Company to retain an Optionee as an employee, officer, director or consultant for any period, nor shall this Plan interfere in any way with the right of the Company or any Subsidiary Company to reduce such Optionee's compensation.

15.3 Binding Agreement - The provisions of this Plan and of each Option Agreement with an Optionee shall be binding upon such Optionee and the Qualified Successor or Guardian of such Optionee.

15.4 Use of Terms - Where the context so requires, references herein to the singular shall include the plural, and vice versa, and references to a particular gender shall include either or both genders.

15.5 Headings - The headings used in this Plan are for convenience of reference only and shall not in any way affect or be used in interpreting any of the provisions of this Plan.

15.6 No Representation or Warranty - The Company makes no representation or warranty as to the future value of any Shares issued in accordance with the provisions of this Plan.

15.7 Income Taxes - Upon the exercise of an Option by an Optionee, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any Withholding Obligations relating thereto under applicable tax legislation. Unless otherwise prohibited by the Board or by applicable law, satisfaction of the amount of the Withholding Obligations (the "Withholding Amount") may be accomplished by any of the following methods or by a combination of such methods as determined by the Company in its sole discretion:

(a) the tendering by the Optionee of cash payment to the Company in an amount less than or equal to the Withholding Amount; or

(b) the withholding by the Company from the Shares otherwise due to the Optionee such number of Shares as it determines are required to be sold by the Company, as trustee, to satisfy the Withholding Amount (net of selling costs). By executing and delivering the Option Agreement, the Optionee shall be deemed to have consented to such sale and have granted to the Company an irrevocable power of attorney to effect the sale of such Shares and to have acknowledged and agreed that the Company does not accept responsibility for the price obtained on the sale of such Shares; or

(c) the withholding by the Company from any cash payment otherwise due by the Company to the Optionee, including salaries, directors fees, consulting fees and any other forms of remuneration, such amount of cash as is required to pay and satisfy the Withholding Amount;

provided, however, in all cases, that the sum of any cash so paid or withheld and the fair market value of any Shares so withheld is sufficient to satisfy the Withholding Amount.

The provisions of the Option Agreement shall provide that the Optionee (or their beneficiaries) shall be responsible for all taxes with respect to any Options granted under the Option Plan and an acknowledgement that neither the Board nor the Company shall make any representations or warranties of any nature or kind whatsoever to any person regarding the tax treatment of Options or payments on account of the Withholding Amount made under the Option Plan and none of the Board, the Company, nor any of its employees or representatives shall have any liability to an Optionee (or its beneficiaries) with respect thereto.

15.8 Compliance with Applicable Law - If any provision of the Plan or any Option Agreement contravenes any law or any order, policy, by-law or regulation of any regulatory body or stock exchange or over the counter market having authority over the Company or the Plan, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

15.9 Conflict - In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern.

15.10 Governing Law - This Plan and each Option Agreement issued pursuant to this Plan shall be governed by the laws of the Province of Ontario.

15.11 Time of Essence - Time is of the essence of this Plan and of each Option Agreement. No extension of time will be deemed to be, or to operate as, a waiver of the essentiality of time.

15.12 Entire Agreement - This Plan and the Option Agreement sets out the entire agreement between the Company and the Optionees relative to the subject matter hereof and supersedes all prior agreements, undertakings and understandings, whether oral or written.

16. EFFECTIVE DATE OF PLAN

16.1 Effective Date of Plan - This Plan shall be effective on the later of the day of its approval by the shareholders of the Company given by way of ordinary resolution and the day of its acceptance for filing by the Exchange.